Exhibit 99.1

ANALOG DEVICES ANNOUNCES NEW $5 BILLION TERM LOAN FACILITY AND $1 BILLION UPSIZED REVOLVING CREDIT FACILITY IN CONNECTION WITH PROPOSED ACQUISITION OF LINEAR TECHNOLOGY CORPORATION

NORWOOD, Mass. — September 29, 2016 — Analog Devices, Inc. (NASDAQ: ADI) (the “Company”), announced that it has entered into a new term loan facility and an amended and restated revolving credit agreement.

The Company’s new term loan facility will consist of a 3-year unsecured term loan facility in the principal amount of $2.5 billion and a 5-year unsecured term loan facility in the principal amount of $2.5 billion.

The Company intends to use the new term loan facility, together with cash on hand and future bond issuances, to partially fund the proposed acquisition of Linear Technology Corporation. As a result, the borrowings under the term loan facility are conditioned upon the closing of the proposed acquisition.

The interest rates associated with the term loans are LIBOR-based and will vary depending on the Company’s debt ratings. Based on its current debt ratings, the Company expects the blended effective interest rate of the term loans to be approximately 2%.

The Company has also amended and restated its revolving credit agreement. Subject to closing the acquisition of Linear Technology and the satisfaction of certain other conditions, the aggregate amount of commitments under the revolving credit facility will increase to $1 billion from $750 million. The revolving credit facility expires on July 10, 2020 and is currently undrawn.

JPMorgan Chase Bank, N.A serves as administrative agent on the term loan facility, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and MUFG (The Bank of Tokyo-Mitsubishi UFJ, Ltd.) serve as joint lead arrangers and joint bookrunners, Bank of America, N.A., Credit Suisse Securities (USA) LLC and MUFG (The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as syndication agents, and Wells Fargo Bank, National Association, PNC Bank, National Association, BMO Harris Bank, N.A., DBS Bank Ltd., Sumitomo Mitsui Banking Corporation, TD Bank, N.A., The Bank of New York Mellon, Fifth Third Bank, an Ohio Banking Corporation and Deutsche Bank Securities Inc., as documentation agents.

Bank of America, N.A. serves as administrative agent, swing line lender and L/C Issuer under the amended and restated revolving credit facility, JPMorgan Chase Bank, N.A., Credit Suisse AG , Cayman Islands Branch and MUFG (The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as syndication agents and L/C Issuers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC and MUFG (The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc., Sumitomo Mitsui Banking Corporation, Wells Fargo, National Association, BMO Harris Bank, N.A., DBS Bank Ltd., PNC Bank, National Association, TD Bank, N.A. and The Bank of New York Mellon, as documentation agents.

About Analog Devices

Analog Devices designs and manufactures semiconductor products and solutions. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect. Visit http://www.analog.com.

Forward Looking Statements

This press release contents contains forward-looking statements, which address a variety of subjects including, for example, the expected timetable for closing of the transaction between Analog Devices, Inc. (“Analog Devices”) and Linear Technology Corporation (“Linear Technology”), the availability of debt financing for the transaction and Analog Devices’ timing, the interest rate on the debt facilities and the ability to repay the debt. Statements that are not historical facts, including statements about our beliefs, plans and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability to satisfy the conditions to closing of the proposed transaction, on the expected timing or at all; the ability to obtain required regulatory approvals for the proposed transaction, on the expected timing or at all, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the occurrence of any event that could give rise to the termination of the merger agreement; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; higher than expected or unexpected costs associated with or relating to the transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that Linear Technology’s business may not be successfully integrated with Analog Devices’ following the closing; the risk that Analog Devices and Linear Technology will be unable to retain and hire key personnel; and the risk that disruption from the transaction may adversely affect Linear Technology’s or Analog Devices’ business and relationships with their customers, suppliers or employees. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to both Analog Devices’ and Linear Technology’s filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in each of Analog Devices’ and Linear Technology’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed transaction, Analog Devices and Linear Technology have filed and will file relevant information with the Securities and Exchange Commission (the “SEC”), including a registration statement of Analog Devices on Form S-4 (the “registration statement”) that includes a prospectus of Analog Devices and a proxy statement of Linear Technology (the “proxy statement/prospectus”). INVESTORS AND SECURITY HOLDERS OF LINEAR TECHNOLOGY ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ANALOG DEVICES, LINEAR TECHNOLOGY AND THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus has been sent to Linear Technology’s shareholders. The registration statement, proxy statement/prospectus and other documents filed by Analog Devices with the SEC may be obtained free of charge at Analog Devices’ website at www.analog.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Analog Devices by requesting them by mail at Analog Devices, Inc., One Technology Way, P.O. Box 9106, Norwood, MA 02062-9106, Attention Investor Relations, or by telephone at (781) 461-3282. The documents filed by Linear Technology with the SEC may be obtained free of charge at Linear Technology’s website at www.linear.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Linear Technology by requesting them by mail at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, CA, 95035-7417, Attention: Investor Relations, or by telephone at (408) 432-2407.

Participants in the Solicitation

Linear Technology, Analog Devices and certain of their directors, executive officers and employees may be deemed participants in the solicitation of proxies from Linear Technology shareholders in connection with the proposed transaction. Information regarding the persons who may be deemed to be participants in the solicitation of Linear Technology shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement/prospectus filed with the SEC on September 16, 2016. Information about the directors and executive officers of Analog Devices and their ownership of Analog Devices common stock is set forth in the definitive proxy statement for Analog Devices’ 2016 annual meeting of shareholders, as previously filed with the SEC on January 28, 2016. Information about the directors and executive officers of Linear Technology and their ownership of Linear Technology common stock is set forth in the proxy statement/prospectus that Linear Technology filed with the SEC on September 16, 2016. Free copies of these documents may be obtained as described in the paragraphs above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact Information:

Analog Devices, Inc.

Mr. Ali Husain, 781-461-3282

781-461-3491 (fax)

Treasurer and Director of Investor Relations

investor.relations@analog.com